RESOLUTION OF THE BOARD OF DIRECTORS

                                       OF

                            AutoFund Servicing, Inc.
                              A Nevada Corporation

                              BE IT RESOLVED, THAT

James D. Haggard is hereby appointed as president of this corporation

James D. Haggard is hereby appointed as secretary of this corporation

BE IT RESOLVED THAT pursuant to the bylaws of this corporation the president shall manage and be responsible for daily operation of the corporation's business affairs.

         That the president shall set all employment policies and practices.

         That the president is authorized to borrow money and loans at his discretion.

         That the president is authorized to make purchases, enter into contracts, and execute any documents representing debts of any nature on behalf of the corporation.

         That the president is authorized to make any decisions, take any action, issue any action, issue any directive necessary for the transaction of the corporation's business.

BE IT RESOLVED THAT pursuant to the bylaws of this corporation the secretary shall manage, be responsible for, and maintain the records of the corporation's business affairs.

         That the secretary shall attend all meetings of the stockholders and directors.

         That the secretary transcribe the minutes of these meetings.

         That the secretary organize all documents of the corporation.


Dated this July 11, 2000.

                                                     Original Signature on file
                                                     ---------------------------
                                                     James D. Haggard, Director